                                                                     EXHIBIT 3.1

                              AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                       OF
                                  YAHOO! INC.

    JEFFREY MALLETT and JOHN PLACE certify that:

        1. They are the President and Secretary, respectively, of YAHOO! INC., a California corporation.

        2. The Articles of Incorporation of this corporation are amended and restated to read in their entirety as follows:

                                      "I.

    The name of this corporation is YAHOO! INC.

                                      II.

    The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporation Code.

                                      III.

    (a) This corporation is authorized to issue two classes of shares designated "Preferred Stock" and "Common Stock," respectively. The total number of shares which this corporation shall have authority to issue is Nine Hundred Ten Million (910,000,000), par value of $0.00017 per share. The number of shares of Preferred Stock authorized to be issued is Ten Million (10,000,000), and the number of shares of Common Stock authorized to be issued is Nine Hundred Million (900,000,000). Upon the effective date of the filing of these Amended and Restated Articles of Incorporation, each one (1) share of the corporation's outstanding Common Stock shall be converted and reconstituted into two (2) shares of Common Stock (the "Stock Split").

    No fractional shares shall be issued as a result of the Stock Split. Each holder entitled to receive a fraction of a share of Common Stock as a result of the Stock Split, when all shares of Common Stock held by such holder are aggregated together, shall, in lieu of a fractional share, receive cash in an amount equal to the fair market value of the Company's Common Stock on the date of the filing of these Amended and Restated Articles of Incorporation, as determined by the corporation's Board of Directors, multiplied by the fraction of a share of Common Stock to which such holder would otherwise be entitled.

    (b) The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, within the limitations and restrictions stated in these Articles of Incorporation to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

                                      IV.

    Shareholders shall not be entitled to cumulate their votes for the election of directors of the corporation.

    This Article IV shall become effective only when the corporation becomes, and only for so long as the corporation remains, a listed corporation within the meaning of Section 301.5 of the California Corporations Code.

                                       V.

    No action shall be taken by the shareholders of the corporation other than at an annual or special meeting of the shareholders, upon due notice and in accordance with the provisions of the corporation's bylaws.

                                      VI.

    (a) On or prior to the date on which the corporation first provides notice of an annual meeting of the shareholders following the date this Article VI shall have become effective (and provided that the authorized number of directors of the corporation shall be not less than six), the Board of Directors of the corporation shall divide the directors into two classes, as nearly equal in number as reasonably possible with the term of office of the first class to expire at the 1997 annual meeting of shareholders or any special meeting in lieu thereof and the term of office of the second class to expire at the 1998 annual meeting of shareholders or any special meeting in lieu thereof. At each annual meeting of shareholders or special meeting in lieu thereof following such initial classification, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the second succeeding annual meeting of shareholders or special meeting in lieu thereof after their election and until their successors are duly elected and qualified.

    (b) Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the directors then in office even though less than a quorum, or by a sole remaining director. In the event of any increase or decrease in the authorized number of directors,
(i) each director then serving as such shall nevertheless continue as a director of the class of which he or she is a member until the expiration of his or her current term or his or her prior death, retirement, removal or resignation and
(ii) the newly created or eliminated directorships resulting from such increase or decrease shall, if reasonably possible, be apportioned by the Board of Directors between the two classes of directors so as to ensure that no one class has more than one director more than any other class. To the extent reasonably possible, consistent with the foregoing rule, any newly created directorships shall be added to those classes whose terms of office are to expire at the latest dates following such allocation and newly eliminated directorships shall be subtracted from those classes whose terms of office are to expire at the earliest dates following such allocation, unless otherwise provided for from time to time by resolution adopted by a majority of the directors then in office, although less than a quorum. In the event of a vacancy in the Board of Directors, the remaining directors, except as otherwise provided by law, may exercise the powers of the full Board of Directors until the vacancy is filled.

    (c) This Article VI shall become effective only when the corporation becomes, and only for so long as the corporation remains, a listed corporation within the meaning of Section 301.5 of the California Corporations Code.

                                      VII.

    Section 1. LIMITATION OF DIRECTORS' LIABILITY. The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

    Section 2. INDEMNIFICATION OF CORPORATE AGENTS. This corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by such Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders.

    Section 3. REPEAL OR MODIFICATION. Any repeal or modification of the foregoing provisions of this Article VII shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification."

    3. The foregoing amendment and restatement of these Articles of Incorporation has been duly approved by the Board of Directors.

    4. In accordance with Sections 902(c) and 903(a)(2) of the California General Corporation Law, the foregoing amendment may be adopted with approval by the Board of Directors alone and does not require approval by the outstanding shares.

    We further declare under penalty of perjury under the laws of the State of California that the matters set forth in the foregoing certificate are true of our own knowledge. Executed at Santa Clara, California on January 22, 1999.

                                          /s/ Jeffrey Mallett
                                          --------------------------------------
                                          JEFFREY MALLETT,
                                          PRESIDENT AND CHIEF OPERATING OFFICER

                                          /s/ John Place
                                          --------------------------------------
                                          JOHN PLACE,
                                          SECRETARY